EMPLOYMENT CONTRACT

Cono Italiano, Inc. (“Employer”), a Delaware corporation, located at 384 N. Ocean Ave, number 302, Long Branch NJ 07740 and Stephen Savage (“Employee”), 1408 Hoversham Drive, New Port Richey, FL 34655 in consideration of the mutual promises made herein, agree as follows:

ARTICLE 1. TERM OF EMPLOYMENT

Specified Term
Section 1.01. The Employer employs Employee, And Employee accepts employment with Employer, for a period of 24 months beginning on August 1, 2008. This term may be extended in 12-month increments by the mutual agreement of Employer and Employee.

Earlier Termination
Section 1.02. This agreement may be terminated earlier as hereinafter provided.

ARTICLE 2. DUTIES AND OBLIGATIONS OF EMPLOYEE

Title and Description of Duties
Section 2.01. Employee shall serve as Secretary of Cono Italiano, Inc. In that capacity, Employee shall do and perform all services, acts, or things necessary or advisable in order to fulfill the duties of a corporate secretary and shall report directly to the Chief Executive Officer and/or the Chief Operating Officer. Employee shall at all times be subject to the policies established by the Board of Directors of Employer.

Performance of Duties
Section 2.02. Employee agrees that to the best of his ability and experience he will at all times loyally and conscientiously perform all of the duties and obligations required of him either expressly or implicitly under terms of this agreement.

Devotion of Time to Employer’s Business
Section 2.03. (a) Employee agrees that during the employment he shall devote his full business time to the business affairs of the Employer and shall perform his duties faithfully and efficiently subject to the direction of the board of directors; provided that the foregoing shall not limit or prevent the Employee from serving on the board of directors of charitable organizations or other business corporations not in competition with the Employer.

(b) This agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this agreement. However, Employee shall not, directly or indirectly, acquire, hold, or retain any interest in any business competing with or similar in nature to the business of employer.

Competitive Activities
Section 2.04. During the term of this contract Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of employer.

Uniqueness Of Employee’s Services
Section 2.05. Employee represents and agrees that the services to be performed under the terms of this contract are of a special, unique, in unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be adequately compensated in damages in an action at law. Employee therefore expressly agrees that Employer, in addition to any other rights or remedies that Employer may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by employee.

Indemnification for Negligence or Misconduct
Section 2.06. Employee shall indemnify and hold Employer harmless from all liability for loss, damage, or injury to persons or property resulting from the negligence or misconduct of Employee.

Trade Secrets
Section 2.07. (a) The parties acknowledge and agree that during the term of this agreement and in the course of discharge of his duties hereunder, Employee shall have access to and become acquainted with financial, personnel, sales, technical and other information regarding formulas, patterns, compilations, programs, devices, methods, techniques, operations, plans and processes that are owned by Employer actually or used in the operation of Employer’s business, or obtained from third parties under an agreement of confidentiality, and that such information constitutes Employer’s “trade secrets”.
(b) Employee specifically agrees that he shall not misuse, appropriate, or disclose in writing, or by electronic means, any trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any time thereafter, except as is required in the course of his employment.
(c) Employee acknowledges and agrees that the sale or unauthorized use or disclosure in writing, or by electronic means, of any such trade secrets obtained by Employee during the course of his employment under this agreement, constitute unfair competition. Employee promises and agrees not to engage in any unfair competition with Employer, either during the term of this agreement or at any time within a 12 month period after this agreement is terminated.

ARTICLE 3. OBLIGATIONS OF EMPLOYER

General Description
Section 3.01. Employer shall provide Employee with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement.

Indemnification of Expenditures and Losses of Employee
Section 3.02. Employer shall indemnify Employee for all necessary expenditures or losses incurred by Employee in direct consequence of the discharge of his duties on Employer’s behalf.

ARTICLE 4. COMPENSATION OF EMPLOYEE

Salary
Section 4.01. As compensation for the services to be rendered by Employee hereunder, Employer shall pay Employee an annual salary in the amount of $50,000. Said salary shall be prorated for any partial employment period.

Restricted Stock Bonus
Section 4.02. As additional compensation, Employer agrees to transfer to Employee for each quarter of employment during the employment term, within 30 days after the close of each quarter, 12,500 shares of restricted common stock of Cono Italiano, Inc., for a total of 100,000 shares for two years’ employment. In the event of early termination of this agreement by Employer other than for cause, the remaining balance of Employee’s restricted stock bonus shall vest immediately.

ARTICLE 5. EMPLOYEE BENEFITS

Annual Vacation
Section 5.01. Employee shall be entitled to 20 days vacation time each year with full pay. Employee may be absent from his employment for vacation only at such times as approved by the board of directors.

Illness
Section 5.02. On completion of 3 months in the service of Employer, Employee shall be entitled to 10 days per year of sick leave at full pay. Sick leave may be accumulated to a total of thirty (30) days.

Medical and Pharmacy Benefits
Section 5.03. Medical and pharmacy benefits on customary and usual terms will be included in a plan to be instituted by the Employer within 3 months after the commencement of the term of this agreement.

ARTICLE 6. TERMINATION OF EMPLOYMENT

Termination for Cause
Section 6.01. (a) Employer reserves the right to terminate this agreement if Employee (1) willfully breaches any material term of this agreement or habitually neglects the duties which he is required to perform under the terms of this agreement, or (2) commits acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude, that would prevent the effective performance of his duties.

(b) Employer may at its option terminate this agreement for the reasons stated in this section by giving written notice of termination to Employee without prejudice to any other remedy to which Employer may be entitled either at law, in equity, or under this agreement.

(c) the notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of all relevant facts.

(d) Termination under this section shall be considered “for cause” for the purposes of this agreement.

Section 6.02. (a) This agreement shall be terminated upon the death of Employee.

(b) Employer reserves the right to terminate this agreement within 1 month after Employee suffers from a disability which precludes him from the performance of his essential job duties under this agreement. Such termination shall be effected by giving 30 days’ written notice of termination to Employee.

(c) Termination under this section shall not be considered “for cause” for the purpose of this agreement.

Termination by Employee
Section 6.03. Employee may terminate his obligations under this agreement by giving employer at least 30 days’ notice in advance.

Effect on Compensation
Section 6.04. In the event that this agreement is terminated prior to the completion of the terms specified herein, Employee shall be entitled to the compensation earned by and vested in him prior to the date of termination as provided for in this agreement, computed pro rata up to and including that date. Employee shall be entitled to no further compensation as of the date of termination.

ARTICLE 7. GENERAL PROVISIONS

Notices
Section 7.01. Any notices to be given by either party to the other shall be in writing and may be transmitted either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date three days after the date of mailing.

Arbitration
Section 7.02. (a) Any controversy between Employer and Employee involving the construction or application of any of the terms, provisions, or conditions of this agreement shall be submitted to arbitration on the written request of either party served on the other. Arbitration shall comply with and be governed by the provisions of the American Association of Arbitration.

(b) Employer and Employee shall each appoint one person to hear and determine the dispute. If the two person so appointed are unable to agree, that those persons shall select a third impartial arbitrator whose decision shall be final and conclusive upon both parties.

Attorney’s Fees and Costs
Section 7.03. If any legal action is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision should be construed as applicable to the entire contract.

Entire Agreement
Section 7.04. This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer, and contains all of the covenants and agreements between the parties with respect to that employment. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein and that no other agreement, statement, or promise that contained in this agreement shall be valid or binding.

Modifications
Section 7.05. Any modification of this agreement will be effective only if it is in writing and signed by both parties.

Effect of Waiver
Section 7.06. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

Partial Invalidity
Section 7.07. If any Provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

Laws Governing Agreement
Section 7.08. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Executed on Aug 1st , 2008, at_________, New Jersey.

EMPLOYER

Cono Italiano, Inc.

By
Mitchell H. Brown
Chief Executive Officer

EMPLOYEE

Stephen Savage